Exhibit (a)(5)(xiii)

PRESS RELEASE

CONTACTS:

Daniel H. Burch (212)-929-5748

Jeanne M. Carr (212)-929-5916

MacKenzie Partners, Inc.

FOR IMMEDIATE RELEASE:

NEWCASTLE PARTNERS IS PLEASED THAT WHITEHALL JEWELLERS

HAS ANNOUNCED ITS SUPPORT FOR NEWCASTLE TRANSACTION

NEWCASTLE OFFER OF $1.50 PER SHARE IS DEEMED SUPERIOR TO PRENTICE FINANCING BY WHITEHALL BOARD

Dallas, TX – January 24, 2006 — Newcastle Partners, L.P. announced today that the Board of Directors of Whitehall Jewellers, Inc. (Pink Sheets: JWLR.PK) has deemed its offer of $1.50 per share for Whitehall’s common stock to be superior to the Prentice financing proposals and that the Board has withdrawn its support and recommendation for the Prentice transaction.

Speaking on behalf of Newcastle, managing partner Mark Schwarz, stated, “We are pleased that the Whitehall Board has come to the conclusion that our offer of $1.50 per share is superior to the Prentice Financing transaction. We look forward to working together with the Board and management towards consummating our transaction as quickly as possible. We are also looking forward to working with Whitehall’s other partners and constituencies, including its vendors and lenders as well as Whitehall’s dedicated employees and customers. Whitehall is an important company with a rich heritage and valuable brand equity. We are very excited to have reached this milestone and look forward to Whitehall’s success in the future.”

The solicitation and the offer to buy Whitehall Jewellers, Inc.’s common stock is only made pursuant to the Offer to Purchase and related materials that Newcastle Partners, L.P. and JWL Acquisition Corp. filed on December 5, 2005, as amended December 22, 2005, January 4, 2006, January 5, 2006 and January 9, 2006. Stockholders should read the Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from MacKenzie Partners, the Information Agent for the offer, or from Newcastle Partners, L.P.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Newcastle Partners, L.P. (“Newcastle”), together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement (the “Definitive Proxy Statement”) and accompanying proxy card to be used to solicit votes against proposals of Whitehall Jewellers, Inc. (the “Company”) relating to a pending financing transaction between the Company and investment funds managed by Prentice Capital Management, L.P. and Holtzman Opportunity Fund, L.P. and for the election of its slate of director nominees at a special meeting of stockholders scheduled for January 25, 2006 (the “Special Meeting”).

NEWCASTLE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE SPECIAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS, WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR BY E-MAIL AT: PROXY@MACKENZIEPARTNERS.COM.

THE PARTICIPANTS IN THE PROXY SOLICITATION ARE NEWCASTLE PARTNERS, L.P., NEWCASTLE CAPITAL MANAGEMENT, L.P., NEWCASTLE CAPITAL GROUP, L.L.C, JWL ACQUISITION CORP., MARK E. SCHWARZ, STEVEN J. PULLY, JOHN P. MURRAY, MARK A. FORMAN AND CLINTON J. COLEMAN (THE “PARTICIPANTS”). INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE 13D JOINTLY FILED WITH THE SEC ON APRIL 19, 2005, AS SUBSEQUENTLY AMENDED ON JULY 7, 2005, OCTOBER 27, 2005, NOVEMBER 30, 2005, DECEMBER 5, 2005, DECEMBER 14, 2005, DECEMBER 29, 2005, JANUARY 5, 2006, JANUARY 9, 2006, JANUARY 13, 2006 AND JANUARY 18, 2006 AND THE DEFINITIVE PROXY STATEMENT.